Exhibit 99.1

News Release

Investor Contacts:
KCSA Strategic Communications
Jeffrey Goldberger / Philip Carlson
+1 212.896.1249 / +1 212.896.1233
jgoldberger@kcsa.com / pcarlson@kcsa.com

RHINO RESOURCE PARTNERS LP ANNOUNCES FINANCIAL RESULTS

FOR FOURTH QUARTER AND YEAR-END 2010 AND PROVIDES 2011 GUIDANCE

LEXINGTON, KY (March 3, 2011) – Rhino Resource Partners LP (NYSE: RNO) (“Rhino” or the “Partnership”) announced today its financial results for the quarter and year ended December 31, 2010. For the quarter ended December 31, 2010, the Partnership reported net income of $5.7 million and EBITDA of $16.7 million, compared to net income of $5.7 million and EBITDA of $15.0 million in the fourth quarter of 2009. Total revenues for the current quarter were $75.4 million, with coal sales generating $72.2 million of the total.  For the year 2010, the Partnership reported net income of $41.1 million and EBITDA of $80.6 million, compared to net income of $19.5 million and EBITDA of $62.0 million in same period of 2009. Revenues for 2010 were $305.6 million, with coal sales generating $289.9 million in revenues. (Refer to “Reconciliations of EBITDA” included later in this release for reconciliations of EBITDA to the most directly comparable GAAP financial measures).

On January 24, 2011, the Partnership announced its first cash distribution of $0.4208 per common unit and subordinated unit, which corresponded to the minimum quarterly distribution of $0.445 per unit, or $1.78 per unit on an annualized basis, prorated for the portion of the quarter after October 5, 2010, the closing date of Rhino’s initial public offering (its “IPO”). This distribution was paid on February 14, 2011 to unitholders of record as of the close of business on February 1, 2011.

Management expects to recommend to the board of directors of the Partnership’s general partner a $0.04 per unit increase in the Partnership’s annual per unit distribution effective for the first quarter of 2011.  If approved by the board, this increase would raise the Partnership’s quarterly distribution to $0.455 per unit, or $1.82 per unit on an annualized basis, which represents a 2.2% increase over its previous quarterly distribution of $0.445 per unit, or $1.78 per unit on an annualized basis.  Management’s recommendation, and the board’s approval of the recommended increase, is subject to review of operating results including production, coal prices, cost of operations and capital requirements.

David Zatezalo, President and Chief Executive Officer of Rhino’s general partner, commented, “2010 was a year of meaningful accomplishments for us, which included:

•                  Improved safety performance versus 2009;

•                  The acquisition of the Castle Valley mining complex in Utah which was staffed and prepared for production by year-end 2010, pending final permitting;

•                  The acquisition of additional property at our McClane Canyon mine in Colorado to enable the permitting and construction of a rail loadout that will provide the opportunity to expand our customer base in this region;

•                  Continued preparation and permitting for the Leesville field in Ohio; and

•                  Increased production versus last year at our Rhino Eastern joint venture as well as the addition of a second section at the current mine site at the joint venture.

Additionally, in the fourth quarter we successfully completed our IPO, the proceeds of which were used to reduce our indebtedness, and which positions us to achieve our business objectives.”

Commenting on the quarter, Zatezalo noted, “Favorable coal pricing in Central Appalachia and strong operational and expense management contributed to our overall positive fourth quarter results.  Our results were strong despite experiencing a difficult operating environment, which included transportation constraints that resulted in certain shipments and revenue being delayed to 2011, as well as a temporary loss of high-wall mined production in southern West Virginia.”

Please note that the Partnership completed its IPO on October 5, 2010 and as a result, year-to-date earnings and related financial information presented in this release include those of its predecessor company, Rhino Energy LLC, or Rhino Energy.  Rhino Energy became the Partnership’s principal operating subsidiary at the closing of the IPO.  For ease of comparability purposes in comparing 2010 to 2009 results, the Partnership’s and Rhino Energy’s results for 2010 have been combined and are presented as if Rhino Energy had been an operating subsidiary of the Partnership for the entirety of 2010. Since the Partnership maintained the historical basis of Rhino Energy’s net assets, the Partnership believes that such combined results for 2010 are comparable with the results of Rhino Energy in 2009.  For earnings per unit purposes, the income attributable to the Partnership after the closing date of the IPO until the end of the quarter is utilized for the earnings per unit calculation.  Refer to the Consolidated Condensed Statements of Operations included at the end of this release for net income attributable to the Partnership versus the net income amount attributable to Rhino Energy.

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership’s performance, including (1) EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

EBITDA.  EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization. EBITDA is used by management primarily as a measure of the Partnership’s operating performance. Because not all companies calculate EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies.

EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  (Refer to “Reconciliations of EBITDA” included later in this release for reconciliations of EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton.  Coal revenues per ton represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton.  Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Three Months Ended December 31, 2010

The Partnership reported net income of $5.7 million and EBITDA of $16.7 million in the fourth quarter of 2010 compared to net income of $5.7 million and EBITDA of $15.0 million in the fourth quarter of 2009. These figures include $2.7 million and $0.4 million, respectively, of net income contributions from the Partnership’s joint venture, Rhino Eastern LLC, which also contribute to the Partnership’s consolidated EBITDA. Note that the Partnership has accounted for the results of the joint venture using the equity method; however, it records its proportionate share of the joint venture’s net income as a single component of other income.  For this reason, the joint venture’s results of operations are only included in the Partnership’s presentation and analyses of net income and EBITDA.  Basic and diluted net income per common unit was $0.22 for the fourth quarter of 2010.  As discussed earlier, the net income attributable to the Partnership after the closing date of the IPO until the end of the quarter was utilized for the per unit calculations noted above.

Coal sales for the fourth quarter of 2010 were 1.1 million tons compared to 1.5 million tons for the fourth quarter of 2009. As a result of the planned decrease in volume sold, total revenues and coal revenues decreased to $75.4 million and $72.2 million, respectively, for the fourth quarter of 2010 compared to $96.7 million and $91.0 million, respectively, for the same period of 2009. The decrease in tons sold was primarily a result of the Partnership’s operating strategy for 2010 which was to produce and sell coal at acceptable margins.  In addition, in the fourth quarter of 2010, the Partnership experienced transportation delays that resulted in shipments of metallurgical coal being pushed out to 2011 along with the loss of high-wall mined production at a surface mine in our Tug River mining complex in southern West Virginia.

Coal revenues per ton for the fourth quarter of 2010 increased 7.7% to $65.85 compared to $61.16 for the same period of 2009, primarily the result of a higher percentage of metallurgical coal sold and higher spot-market prices for steam coal. Cost of operations was $55.6 million for the fourth quarter of 2010 compared to $76.7 million for the same period of 2009.  Cost of operations per ton decreased to $50.70 for the fourth quarter of 2010 compared to $51.51 for the fourth quarter of 2009.  The decrease in cost of operations and cost of operations per ton for the fourth quarter of 2010 compared to the same period in 2009 can be primarily attributed to lower costs of operations in our Northern Appalachia segment resulting from a higher percentage of the coal in this segment coming from our lower cost underground operation.

Year Ended December 31, 2010

The Partnership reported net income for the year ended December 31, 2010 of $41.1 million and EBITDA of $80.6 million compared to net income of $19.5 million and EBITDA of $62.0 million for the same period in 2009. Net income and EBITDA for 2010 include $4.7 million and $0.9 million, respectively, of net income contributions from the Partnership’s joint venture, Rhino Eastern LLC, that also contribute to the Partnership’s consolidated EBITDA.  Net income and EBITDA for 2010 benefited from a $10.8 million gain recognized on the Castle Valley acquisition in August 2010, as the fair market value of the assets acquired exceeded the purchase price resulting in a gain for accounting purposes.  The increases in net income and EBITDA were primarily due to increased coal revenue on a per ton basis and a reduction in the amount of coal purchased offset by higher costs of operations in the Central Appalachia segment.

For the year ended December 31, 2010, the Partnership sold a total of 4.3 million tons of coal compared to 6.7 million tons sold in 2009.  As a result of the planned decrease in tons sold, the Partnership reported decreased total revenues of $305.6 million, including $289.9 million in coal revenues, compared with total revenues of $419.8 million and coal revenues of $401.8 million for 2009.  These decreases were the result of a strategic decision made in 2010 to only sell tons that were contracted at acceptable margins based on current market conditions and increased cost of operations.

Coal revenues per ton for the year ended December 31, 2010 increased 12.2% to $67.32 compared to $59.98 for the same period of 2009, primarily the result of a higher percentage of metallurgical tons sold and higher contracted prices for steam coal.  Cost of operations was $220.8 million for the year ended December 31, 2010 compared to $336.3 million for the same period of 2009.  Cost of operations per ton was $51.27 for the year ended December 31, 2010 compared to $50.21 for the year ended December 31, 2009. The overall increase in the cost of operations on a per ton basis was due primarily to increased costs in the Central Appalachia segment.

The Partnership’s actual maintenance capital expenditures for the three months and the year ended December 31, 2010 were approximately $3.6 million and $12.4 million, respectively. These amounts were primarily used to rebuild, repair or replace older mining equipment. Expansion capital expenditures for the three months and year ended December 31, 2010 were approximately $2.8 million and $28.4 million, respectively. These amounts were primarily spent for the Castle Valley acquisition in Utah (acquired in August 2010) as well as internal development projects.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio, Colorado and Utah. For the year ended December 31, 2010, the Partnership has four reportable business segments: Central Appalachia (comprised of both surface and underground mines located in eastern Kentucky and southern West Virginia) and Northern Appalachia (comprised of both surface and underground mines located in Ohio), Eastern Met (comprised solely of a joint venture with Patriot Coal Corporation) and Rhino Western (comprised of underground mines in Colorado and Utah).

Additionally, the Partnership has an Other category that is comprised of the Partnership’s ancillary businesses.

The Partnership has historically accounted for the joint venture (formed in the year ended December 31, 2008) under the equity method. Under the equity method of accounting, only limited information (net income) is presented.

In periods prior to the year ended December 31, 2010, the Partnership had included its Colorado mine in the Other category since this operation did not meet the quantitative thresholds requiring separate disclosure as a reportable segment. With the acquisition of the Castle Valley mining complex in Utah in August 2010, the Partnership decided to aggregate the Colorado mine and Castle Valley mining complex as one reportable segment as discussed above.  For periods prior to the year ended December 31, 2010, the segment data has been reclassified to present the results of the Colorado mine in the Rhino Western reportable segment instead of the Other category.

Overview of Results by Segment

(In millions, except per ton data and %)	Fourth Quarter 2010	Fourth Quarter 2009	% Change* 4Q10 / 4Q09
Central Appalachia
Coal revenues	$48.3	$65.6	(26.4)%
Total revenues	$48.4	$67.7	(28.5)%
Coal revenues per ton*	$84.61	$71.91	17.7%
Cost of operations	$33.7	$53.9	(37.5)%
Cost of operations per ton*	$59.13	$59.11	0.0%
Northern Appalachia
Coal revenues	$22.2	$23.3	(4.6)%
Total revenues	$24.4	$25.7	(4.9)%
Coal revenues per ton*	$45.67	$44.36	2.9%
Cost of operations	$15.1	$17.8	(15.2)%
Cost of operations per ton*	$30.96	$33.83	(8.5)%
Rhino Western
Coal revenues	$1.7	$2.1	(21.1)%
Total revenues	$1.7	$2.2	(21.0)%
Coal revenues per ton*	$43.69	$42.05	3.9%
Cost of operations	$2.1	$1.4	49.7%
Cost of operations per ton*	$52.44	$26.61	97.0%
Other**
Coal revenues	n/a	n/a	n/a
Total revenues	$0.9	$1.1	(24.1)%
Coal revenues per ton	n/a	n/a	n/a
Cost of operations	$4.7	$3.6	30.6%
Cost of operations per ton	n/a	n/a	n/a
Total
Coal revenues	$72.2	$91.0	(20.7)%
Total revenues	$75.4	$96.7	(22.0)%
Coal revenues per ton*	$65.85	$61.16	7.7%
Cost of operations	$55.6	$76.7	(27.5)%
Cost of operations per ton*	$50.70	$51.51	(1.6)%

*      Percentages and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

**   The Other segment includes results for Rhino’s ancillary businesses. The activities performed by these ancillary businesses do not directly relate to coal production. As a result, coal revenues, coal revenues per ton and cost of operations per ton are not presented for this segment.

Overview of Results by Segment

(In millions, except per ton data and %)	Fiscal Year 2010	Fiscal Year 2009	% Change* Year / Year
Central Appalachia
Coal revenues	$194.9	$295.1	(34.0)%
Total revenues	$195.6	$297.7	(34.3)%
Coal revenues per ton*	$90.30	$69.10	30.7%
Cost of operations	$133.5	$249.1	(46.4)%
Cost of operations per ton*	$61.87	$58.32	6.1%
Northern Appalachia
Coal revenues	$86.2	$95.5	(9.7)%
Total revenues	$95.4	$106.7	(10.6)%
Coal revenues per ton*	$44.30	$44.12	0.4%
Cost of operations	$65.1	$71.5	(9.0)%
Cost of operations per ton*	$33.43	$33.04	1.2%
Rhino Western
Coal revenues	$8.8	$11.2	(21.2)%
Total revenues	$8.8	$11.2	(21.1)%
Coal revenues per ton*	$43.67	$42.35	3.1%
Cost of operations	$6.9	$6.2	10.9%
Cost of operations per ton*	$34.20	$23.56	45.1%
Other**
Coal revenues	n/a	n/a	n/a
Total revenues	$5.8	$4.2	40.7%
Coal revenues per ton	n/a	n/a	n/a
Cost of operations	$15.3	$9.5	60.1%
Cost of operations per ton	n/a	n/a	n/a
Total
Coal revenues	$289.9	$401.8	(27.8)%
Total revenues	$305.6	$419.8	(27.2)%
Coal revenues per ton*	$67.32	$59.98	12.2%
Cost of operations	$220.8	$336.3	(34.4)%
Cost of operations per ton*	$51.27	$50.21	2.1%

*      Percentages and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

**   The Other segment includes results for Rhino’s ancillary businesses. The activities performed by these ancillary businesses do not directly relate to coal production. As a result, coal revenues, coal revenues per ton and cost of operations per ton are not presented for this segment.

(In thousands, except %)	Fourth Quarter 2010	Fourth Quarter 2009	% Change* 4Q10 / 4Q09	Fiscal Year 2010	Fiscal Year 2009	% Change* Year / Year
Central Appalachia
Tons produced	569	908	(37.4)%	2,154	4,308	(49.4)%
Tons sold	570	912	(37.5)%	2,158	4,271	(49.5)%
Northern Appalachia
Tons produced	475	515	(7.7)%	1,958	2,163	(9.5)%
Tons sold	487	525	(7.3)%	1,946	2,163	(10.0)%
Rhino Western
Tons produced	32	53	(39.7)%	200	261	(23.5)%
Tons sold	39	51	(24.0)%	202	265	(23.6)%
Other**
Tons produced	n/a	n/a	n/a	n/a	n/a	n/a
Tons sold	n/a	n/a	n/a	n/a	n/a	n/a
Total
Tons produced	1,076	1,476	(27.1)%	4,312	6,732	(36.0)%
Tons sold	1,096	1,488	(26.4)%	4,306	6,699	(35.7)%

*                 Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

**          The Other segment includes Rhino’s ancillary businesses. The activities performed by these ancillary businesses do not directly relate to coal production.

Recent Developments

On January 24, 2011, the Partnership announced its first cash distribution of $0.4208 per common unit and subordinated unit, which corresponds to the minimum quarterly distribution of $0.445 per unit, or $1.78 per unit on an annualized basis, prorated for the portion of the quarter after October 5, 2010, the closing date of the Partnership’s initial public offering. This distribution was paid on February 14, 2011 to all unitholders of record as of the close of business on February 1, 2011.

On October 5, 2010, the Partnership closed its IPO and sold an aggregate of 3,730,600 common units to the public at a price of $20.50 per common unit, which included 486,600 units related to the exercise of the underwriters’ over-allotment option. Net proceeds from the offering were approximately $68.3 million, after deducting underwriting discounts and estimated offering expenses of $8.2 million. The Partnership used net proceeds from the offering, and a related capital contribution by its general partner of approximately $10.4 million, to repay approximately $69.4 million of outstanding indebtedness under its credit facility and to reimburse affiliates of its sponsor, Wexford Capital LP, for capital expenditures incurred with respect to the assets contributed to the Partnership in connection with the IPO.

In August 2010, the Partnership acquired certain mining assets of C.W. Mining Company out of bankruptcy. The assets acquired are located in Emery and Carbon Counties, Utah and include coal reserves and non-reserve coal deposits, underground mining equipment and infrastructure, an overland belt conveyor system, a loading facility and support facilities. Since its acquisition, the Partnership has made significant progress in staffing the location and preparing the facility for production which began in January 2011.

The Partnership currently has low-cost, near-term growth projects under development or evaluation, which it believes will be accretive to cash available for distribution. These projects include the Leesville field in Ohio, which has an estimated 26.8 million tons of proven and probable steam coal reserves.  The Partnership continues the required permitting process for the Leesville site. Additionally, the Partnership is in the process of permitting a rail loadout at the McClane Canyon mine in Colorado which is expected to enable the expansion of its customer base. The Rhino Eastern joint venture is in the process of performing exploration work to enable it to expand metallurgical coal operations at its mining complex in West Virginia.

Outlook

Dave Zatezalo, President and Chief Executive Officer of Rhino’s general partner commented, “Rhino has positioned itself to perform well in 2011.  With our strong contracted position for met coal in Central Appalachia, steam coal out of Northern Appalachia, maturity of our Castle Valley mine in Utah and our planned expansion of our joint venture’s met properties we expect to increase our revenue, net income and EBITDA.  The effects of rationalization of surface mining in eastern Kentucky will help us control our costs in our Central Appalachia business segment and provide more consistent results.  With this combination of the favorable attributes, we believe we are positioned to grow our distributions in 2011 and in the years ahead.”

For the full year 2011, Rhino is currently anticipating the following:

Revenue	$358 to $365 million
Net income	$47 to $57 million
EBITDA	$82 to $92 million
Production	4.9 to 5.2 million tons
Sales	5.0 to 5.3 million tons
Capital expenditures
Maintenance	$18 to $22 million
Expansion	$28 to $33 million

(Refer to “Reconciliations of EBITDA” included later in this release for reconciliations of EBITDA to the most directly comparable GAAP financial measures.)

Fourth Quarter and Year End 2010 Financial and Operational Results Conference Call

A conference call regarding Rhino’s fourth quarter and year-end 2010 financial and operational results is scheduled for today at 10:00am Eastern time. To participate in the conference call, dial 866.783.2146 and enter pass code 54882541. International investors should dial 857.350.1605 and should enter the same pass code. A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under ‘Investor Relations’.

An audio replay of the conference call will be available for one week starting today at 1:00pm Eastern time and concluding on Thursday, March 10, 2011 at 11:59pm Eastern time. To access the replay, dial 888.286.8010 and enter pass code 86641976. International callers should dial 617.801.6888 and provide the same pass code.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership formed to control and operate steam and metallurgical coal properties and other stable, cash generating non-coal natural resource assets. Rhino’s current operations are in Central Appalachia, Northern Appalachia, the Illinois Basin and the Western Bituminous region.

Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Outlook.”  These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will be those that Rhino anticipates.  Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience and present expectations and what is expressed, implied or forecast in these forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; increased competition in global coal markets and declines in demand for coal; current and future environmental laws and regulations which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; a variety of operating risks, such as unfavorable geologic conditions, natural disasters, mining and processing equipment unavailability and failures and unexpected maintenance problems and accidents, including fire and explosions from methane; fluctuations in transportation costs or disruptions in transportation services could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor; increases in raw material costs, such as steel, diesel fuel and explosives; rhino’s ability to acquire replacement coal reserves that are economically recoverable; inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as resulting from low natural gas prices; disruption in supplies of coal produced by contractors operating Rhino’s mines; defects in title in properties that Rhino owns or losses of any of Rhino’s leasehold interests; increased labor costs or work stoppages; the ability to retain and attract senior management and other key personnel; and assumptions underlying reclamation and mine closure obligations are materially inaccurate.

Other factors that could cause our actual results to differ from our projected results are described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

# # #

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF DECEMBER 31, 2010 AND 2009

(in thousands)

	Year Ended December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$76	$687
Accounts receivable, net of allowance	27,351	24,383
Inventories	15,635	14,172
Prepaid expenses and other	7,294	5,584
Total current assets	50,356	44,826
Net property, plant & equipment, incl coal properties, mine development and construction costs	282,577	270,680
Investment in unconsolidated affiliate	18,749	17,186
Other non-current assets	6,963	7,292
TOTAL	$358,645	$339,984
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,493	$13,851
Current portion of long-term debt	2,908	2,242
Accrued expenses and other	21,184	20,597
Total current liabilities	39,585	36,690
NON-CURRENT LIABILITIES
Long-term debt	33,620	119,896
Asset retirement obligations	31,341	39,674
Other non-current liabilities	6,481	5,323
Total non-current liabilities	71,442	164,893
Total liabilities	111,027	201,583
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL/MEMBERS’ EQUITY:
Limited partner unitholders	242,055	—
General partner unitholder	4,938	—
Members’ investment	—	22,907
Retained earnings	—	114,016
Accumulated other comprehensive income	625	1,478
Total partners’ capital/members’ equity	247,618	138,401
TOTAL	$358,645	$339,984

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except unit data)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
REVENUES:
Coal sales	$72,167	$91,024	$289,885	$401,752
Other revenues	3,220	5,632	15,762	18,038
Total revenues	75,387	96,656	305,647	419,790
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	55,555	76,653	220,756	336,335
Freight and handling costs	277	854	2,634	3,991
Depreciation, depletion and amortization	9,962	7,774	34,108	36,279
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	4,771	4,448	16,449	16,754
Asset impairment loss	652	—	652	—
(Gain) loss on sale/acquisition of assets—net	115	32	(10,716)	1,710
Total costs and expenses	71,332	89,761	263,883	395,069
INCOME FROM OPERATIONS	4,055	6,895	41,764	24,721
INTEREST AND OTHER INCOME (EXPENSE):
Interest expense and other	(1,087)	(1,540)	(5,338)	(6,222)
Interest income and other	1	(46)	24	70
Equity in net income (loss) of unconsolidated affiliate	2,687	387	4,699	893
Total interest and other income (expense)	1,601	(1,199)	(615)	(5,259)
INCOME BEFORE INCOME TAXES	5,656	5,696	41,149	19,462
INCOME TAXES	—	—	—	—
NET INCOME	$5,656	$5,696	$41,149	$19,462

Net income attributable to Predecessor - Oct 1 to Oct 5, 2010	$210
Net income attributable to Partnership - Oct 6 to Dec 31, 2010	$5,446

General partner’s interest in net income	$109
Common unitholders’ interest in net income	$2,668
Subordinated unitholders’ interest in net income	$2,669
Net income per limited partner unit, basic:
Common units	$0.22
Subordinated units	$0.22
Net income per limited partner unit, diluted:
Common units	$0.22
Subordinated units	$0.22
Weighted average number of limited partner units outstanding, basic:
Common units	12,400
Subordinated units	12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	12,413
Subordinated units	12,397

Reconciliations of EBITDA

The following tables present reconciliations of EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated:

($ in millions)	Fourth Quarter 2010	Fourth Quarter 2009	Year Ended 2010	Year Ended 2009	Year Ending 2011 (est midpoint)
Net income (loss)	$5.7	$5.7	$41.1	$19.5	$52
Plus:
Depreciation, depletion and amortization	10.0	7.8	34.1	36.3	32
Interest expense	1.1	1.5	5.3	6.2	3
EBITDA*	$16.7	$15.0	$80.6	$62.0	$87

* Totals may not foot due to rounding

	Three Months Ended December 31		Fiscal Year Ended December 31
($ in millions)	2010	2009	2010	2009
Net cash provided by (used in) operating activities	$12.0	$15.1	$54.9	$41.5
Plus:
Increase in net operating assets	9.0	—	15.8	17.2
Decrease in provision for doubtful accounts	—	(1.8)	—	—
Gain on acquisition	—	—	10.8	—
Interest expense	1.1	1.5	5.3	6.2
Settlement of litigation	—	1.8	—	1.8
Equity in net income of unconsolidated affiliate	2.7	0.9	4.7	0.9
Less:
Decrease in net operating assets	—	0.2	—	—
Accretion on interest-free debt	0.1	—	0.2	0.2
Amortization of advance royalties	0.2	0.4	0.9	0.2
Equity-based compensation	0.3	—	0.3	—
Loss on sale of assets	0.1	—	0.1	1.7
Loss on asset impairments	0.6	—	0.6	—
Loss on retirement of advance royalties	—	0.7	0.4	0.7
Accretion on asset retirement obligations	6.8	0.7	8.4	2.8
Equity in net loss of unconsolidated affiliate	—	0.5	—	—
EBITDA	$16.7	$15.0	$80.6	$62.0